                                                                      EXHIBIT 12


                              COAST RESORTS, INC.
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)

                                                                                                                 Pro Forma(3)
                                                                                         Three months     --------------------------
                                                                                            Ended                       Three months
                                                Years Ended December 31,                  March 31,        Year Ended      Ended
                                           -------------------------------------------  ---------------   December 31,   March 31,
                                            1994     1995    1996(1)  1997(2)   1998     1998     1999        1998          1999
                                           ------   ------   -------  -------  ------   ------   ------   ------------  ------------
Earnings:
  Income before income taxes and
    extraordinary item ..................  14,963   14,226   11,436   (4,733)  13,983    4,443    9,336      19,492        10,756
  Add, fixed charges ....................     462    4,612   32,320   30,088   30,838    7,470    7,492      25,329         6,120
  Add, amortization of capitalized
    interest ............................      --       --       18      218      218       55       55         218            55
  Subtract, interest capitalized ........      --     (235)  (7,464)  (1,016)     (58)      --       --         (58)           --
                                           ------   ------   ------   ------   ------    -----    -----      ------        ------
                                           15,425   18,603   36,310   24,557   44,981   11,968   16,883      44,981        16,931
                                           ------   ------   ------   ------   ------    -----    -----      ------        ------

Fixed charges:
  Interest expense ......................     345    3,886   22,236   26,342   27,323    6,764    6,514      22,243         5,231
  Interest capitalized ..................      --      235    7,464    1,016       58       --       --          58            --
  Amortization of debt financing costs ..      --       --    1,005    1,113    1,204      301      256         775           167
  Interest factor on rentals ............     117      491    1,615    1,617    2,253      405      722       2,253           722
                                           ------   ------   ------   ------   ------    -----    -----      ------        ------
                                              462    4,612   32,320   30,088   30,838    7,470    7,492      25,329         6,120
                                           ------   ------   ------   ------   ------    -----    -----      ------        ------

Ratio of earnings to fixed charges ......    33.4      4.0      1.1       --      1.5      1.6      2.3         1.8          2.8
                                           ======   ======   ======   ======   ======    =====    =====      ======        ======

------------------------

(1) The Orleans opened in 1996.

(2) Earnings in 1997 were insufficient to cover fixed charges by $5,531,000. Accordingly, such ratio has not been presented.

(3) Pro forma to reflect the offering of outstanding notes, initial borrowings of $47.0 million under the new credit facility, and the repurchase of substantially all of the 13% first mortgage notes and the repurchase of all of the 10-7/8% first mortgage notes. The pro forma data assume that such transactions occurred on January 1, 1998 and reflect a net reduction in interest expense and amortization of debt issue costs.